Registration No. 333-


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549


FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIASYS CORPORATION
(Name of Small Business Issuer in its Charter)

    DELAWARE             		 3841-0000            	     06-1339248
(State of Incorporation)	(S.I.C. Code No.)	(I.R.S. Employer Identification No.)

49 LEAVENWORTH STREET
WATERBURY, CT 06702
(203) 755-5083
(Address and telephone number of Principal Executive Office)


STANLEY MOSKOWITZ, ESQ.
ROSENMAN & COLIN LLP
575 MADISON AVENUE
NEW YORK, NEW YORK 10022-2585
(212) 940-8800
(Name, address, and telephone number
of Agent for Service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the date this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

	If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. /x/

	If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

	If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

	If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

	If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


CALCULATION OF REGISTRATION FEE
                                     									PROPOSED
                                PROPOSED     	MAXIMUM
TITLE OF EACH CLASS		AMOUNT 	   MAXIMUM		     AGGREGATE     	AMOUNT OF
OF SECURITIES TO BE 	TO BE    		OFFERING      PRICE	OFFERING	REGISTRATION
REGISTERED			        REGISTERED	PER SECURITY		PRICE		        FEE
-------------------  ---------- ------------- 	------------- ---------

Common Stock,
$0.001 par value    1,500,000 (1)	 $9.25(2)	   $13,875,000(2)  $3,663


(1)	Represents shares to be sold by the selling stockholders named herein, including:

up to 1,200,000 shares that may be acquired upon conversion of the Registrant's Series A Convertible Preferred Stock, at an assumed conversion price of $5.00 per share.

300,000 shares that may be acquired upon the exercise of outstanding warrants.

Also includes an indeterminate number of shares that the selling security holders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the anti-dilution provisions of the Series A Convertible Preferred Stock and the warrants. Does not include additional shares that may be acquired by the selling Security holders upon conversion of the Series A Convertible Preferred Stock attributable to the operation of the conversion price formula set forth in the certificate of designations for the Series A Convertible Preferred Stock due to a decline in the market price of the common stock as a result of which the conversion price is less than the assumed conversion price set forth above.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to rule 457(c) based upon the average of the high and low prices per share of the Company's common stock on The Nasdaq SmallCap Market on July 12, 2000.




REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE
IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS
THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



PROSPECTUS

Subject to completion, dated July 13, 2000



1,500,000 SHARES OF COMMON STOCK

DIASYS CORPORATION

This prospectus relates to the public offering of up to 1,500,000 shares of common stock of DiaSys Corporation, all of which are being offered by the selling stockholders named in this prospectus. The shares include up to 1,200,000 shares of common stock which are reserved for issuance upon the conversion of shares of Series A Convertible Preferred Stock (the "Preferred Stock") and up to 300,000 shares of common stock issuable upon the exercise of accompanying five-year warrants (the "Warrants").

There are 2,000 shares of the Preferred Stock outstanding, which are convertible into 400,000 shares of common stock and there are 65,530 Warrants outstanding, all of which are held by the selling stockholders. Under a Stock Purchase Agreement dated February 7, 2000 and as amended on June 28, 2000, subject to certain conditions, the selling stockholders may acquire an additional 1,000 shares of the Preferred Stock and an additional 47,524 Warrants, subject to adjustment, 60 days after the date this registration statement is declared "effective" by the Securities and Exchange Commission.

	We will not receive any of the proceeds from the offer and sale of the shares.
 However, 65,530 of the shares, subject to adjustment, offered by the selling stockholders are issuable upon the exercise of the Warrants at a price of
 $10.071875 per share, subject to adjustment.  Assuming all of the Warrants are  exercised at a price of $10.071875, we would receive gross proceeds of
 $660,009.96.

		Our common stock is listed on the Nasdaq Smallcap Market under the symbol
 "DIYS."  Because the selling stockholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders.



					---------------------

Investing in our stock involves significant risks. See "Risk Factors" beginning on Page 7
					---------------------

		The Securities and Exchange Commission and state securities regulators have not  approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.


The date of this Prospectus is July 13, 2000






No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by DiaSys Corporation. (referred to in this prospectus as "DiaSys," the "Company," "us," "our," or "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with theSEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

(1)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000

(2)	Our Annual Report on Form 10-K, for the year ended June 30, 1999

(3)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

(4)	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

(5)	Our Current Report on Form 8-K, filed with the Commission on April 13,
1998;

(6)	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on October 20, 1994; and

    	  (7)	Proxy Statement filed with the Commission on January 27, 2000, as supplemented by additional proxy soliciting materials filed on February 18, 2000 and preliminary proxy soliciting materials filed on February 18, 2000 and February 25, 2000.






        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

DiaSys Corporation
45 Leavenworth Street
Waterbury, Connecticut 06702-2115
Attention: Todd M. DeMatteo
(203) 755-5083

		You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.


DIASYS CORPORATION

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

		We design, develop, manufacture, and distribute products for medical and clinical laboratory applications.  Our strategy is to develop workstation products and systems that reduce the costs of routine medical testing procedures.

		Our first product family is the "R/S" series workstations, designed for use in urine sediment analysis.  The "R/S" family of products is comprised of the
R/S 1000, the R/S 2000 and the R/S 2003. The R/S 1000 serves the needs of small laboratories; the R/S 2000 serves the mid-sized user; and the R/S 2003 accommodates high volume laboratories.  We entered into a strategic cooperation agreement regarding the promotion and sale of our R/S series workstations with
Bayer Corporation in the United States, Bayer Incorporated in Canada and Hua
Sin Science Co. Ltd., the exclusive distributor of Bayer's urinalysis instruments in China.

		Our fourth workstation product, the "FE-2," is designed for use in microbiology. The FE-2 is a countertop instrument that automates and reduces the cost of microscopic analysis of fecal concentrates. Microscopic analysis of feces is performed by thousands of hospital, public health and private commercial laboratories worldwide in order to detect the presence of eggs, cysts, and parasites in the lower intestinal tract of human and animals.

	We have also developed a methodology for the counting, sorting and analysis of cells for research applications.  We expect to release this product to the market in July 2000.  We are also developing several additional workstation products which automate and standardize routine analyses of human and non-human fluids.  Each workstation is or will be designed to increase the precision and reduce the cost of performing an otherwise labor intensive laboratory procedure.  There can be no assurance that the Company will be able to continue to develop commercially successful products.

We sell and service our workstation-products through our headquarters offices in Waterbury, Connecticut. We rely on employees, rather than independent sales representatives and/or dealers, to promote and/or distribute our workstations in North America. We promote and sell our workstations through distributors in parts of Europe, Central America, China and parts of Pacific-Asia. European operations are supported by a non-employee manager based in England. Chinese and Pacific-Asian operations are managed by local distributors under the direction and guidance of the Company's President.

We have entered into a Strategic Cooperation Agreement with the Diagnostics Division of Bayer Corporation, the United States subsidiary of Bayer AG, headquartered in Germany. Under the Cooperation Agreement, we and Bayer recommend and refer each other's urinalysis workstations to hospital and commercial laboratory customers in the United States. The companies also confer on account strategy and provide unified network standardization plans through Bayer at the request of the customer. Each company installs and services its own equipment. We have started to realize sales of our workstations through our strategic relationship with Bayer. As of December 31, 1999, there were over 150 customers using Bayer/DiaSys systems in North America.

We have entered into a strategic cooperation agreement with Bayer Inc., the Canadian subsidiary of Bayer AG. Under the agreement, Bayer's Health Care Division and the Company jointly market their urine analysis workstations to hospitals and clinical reference laboratories in Canada. The two companies have also agreed to engage in joint product development if and as mutually advisable. The parties renewed their agreement for an additional two years on June 30, 1999.

In April 1999, we entered into a multi-year sales and service agreement with Hua Sin Science Co. LTD, located in Guangzhou China. Hua Sin manufactures and distributes instruments and reagents to China's 60,000 hospital and medical laboratories. Hua Sin is also the exclusive distributor of Bayer's CLINITEK series urine chemistry analyzers in China. In May 2000, the Heath Industry of China, which is the equivalent of the Food and Drug Administration in the United States, approved our urine analysis and fecal concentrate workstations. As of June 30, 2000, Hua Sin has ordered 107 R/S 2003 urine sediment workstations, 65 of which have been delivered.

In August 1999, we entered into a multiple year Sales and Service agreement with Lenta Teshis Orunleri Ticaret ve Sanayi Ltd. St. Lenta is a leading distributor of urinalysis and diagnostic equipment headquartered in Istanbul. As of June 30, 2000, Lenta has: (i) ordered 50 R/S series urine sediment workstations of which 20 have been delivered; and, (ii) 5 FE-2 workstations for fecal concentrates, all of which have been delivered.

	In June 2000, we entered into a multiple year distribution agreement with the
Allegiance Healthcare Company, a subsidiary of Cardinal Health, Inc. Under the terms of agreement, Allegiance will market and distribute DiaSys' urine sediment workstations through its 120 sales representatives and numerous supply relationships.

We have established a number of important relationships with large-scale customers. These customers include: SmithKline Beecham Clinical Laboratories; Kaiser Permanente; Mid-Atlantic Group Network of Shared Services, Inc.; and the Purchase Connection. We have also been awarded two supply contracts: (i) one by the U.S. General Services Administration (the "GSA"); and (ii) a Federal Supply Schedule (the "FSS") with the Veterans Association. The GSA contract allows government agencies to purchase workstations and the FSS allows the network of veteran hospitals to lease workstations on a cost per test basis, circumventing the need for the capital budgeting process. We expect to continue to seek and negotiate additional strategic relationships, both domestically and abroad.

We have been granted numerous patents on our "R/S" and "FE" series technology. Four patents have been issued in the United States, and the Company has also been granted similar patent protection in Canada, Brazil, Japan, Singapore, Taiwan, Austria, Belgium, Denmark, England, France, Germany, Greece, Ireland, Italy, Luxembourg, Liechtenstein, Monaco, the Netherlands, Portugal, Spain, Sweden and Switzerland. The Company has additional applications for patents pending, both domestically and abroad.

We have been granted trade name protection for DiaSys, UriZyme (an enzyme based cleaning material) and Uriprep, (a repair and maintenance kit) and we have additional applications pending for trade names in the United States, Europe and Pacific Asia.

		Our principal office is located at 49 Leavenworth Street, Waterbury,
Connecticut, 06702. Our telephone number is (203) 755-5083.




FORWARD-LOOKING STATEMENTS

        	This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."


RISK FACTORS

		You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

		If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

		This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Our operating results are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

        		Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future on annual and quarterly basis, due to numerous factors, many of which are outside of our control.Some of the factors that may cause these fluctuations include:

-changing market demand for, and declines in the average selling prices of, our products;

-the timing of and delays or cancellations of significant orders from major customers;

-the loss of one or more of our major customers;

-the cost, availability and quality of components from our suppliers;

-the cost, availability, and quality of assemblies from contract and subcontract manufacturers;

-the lengthy sales and design-in cycles for original equipment manufacturer, or OEM, products;

-delays in the introduction of our new products;

-competitive product announcements and introductions;

-development of new technologies by our competitors;

-changes in customer preferences;

-changes in the regulatory environment, product health and safety concerns;

-general economic conditions.

We have a history of losses and expect to continue to incur losses.

		We have experienced net losses during each fiscal period since we began operations in 1992. We incurred net losses of approximately $271,852 for the three months ended March 31, 2000, net losses of approximately $582,546 for the nine months ended March 31, 2000, net losses of approximately $1,071,686 for the fiscal year ended June 30, 1999 and net losses of approximately
$1,978,644 for the fiscal year ended June 30, 1998. We cannot predict when, if ever, we will achieve profitable operations. We may need additional financing.

		We estimate that we will not require additional external financing for the next 12 months to implement our business plan.  However, in the event that our plans or assumptions change or prove to be inaccurate, we may be required to seek additional financing.  If we do not receive such funding as needed, we could be required to curtail or cease our operations.  On February 7,
2000 and as amended on June 28, 2000, we entered into a stock purchase agreement under which we agreed to sell shares of our Preferred Stock and
Warrants. As of the date of this prospectus, we have received $3,000,000 million from the sale of such Preferred Stock and Warrants.  The purchasers of such securities have also agreed to purchase additional shares of such Preferred
Stock and Warrants over the next several months, for $1 million, subject to certain conditions.  However, we cannot guarantee that we will receive the additional proceeds and we currently have no other arrangements with respect to, or sources of additional financing.  We cannot provide assurance that such additional financing will be available on acceptable terms, or at all.

We must maintain the ability to quickly adapt to technological changes and customer preferences.

		The laboratory equipment market is subject to frequent and rapid changes in technology and customer preferences.  Our competitors may develop new products that are more useful or less costly than our products.  This could cause our products to become obsolete.  We cannot provide assurances that we will be able to develop new products in response to changes in technology or customer preferences.

The laboratory equipment market is highly competitive.

		Many of our competitors and potential competitors have substantially greater financial, research and development, manufacturing and marketing resources.
Our competitors also may offer well-established, broad product lines and ancillary services.  We may experience difficulty in developing new customers due to long term or preferential arrangements between our competitors and prospective
customers.

We are dependent on proprietary rights, and must not infringe upon the proprietary rights of others.

To protect our proprietary products, we rely on patent, trade secret, copyright and trademark laws, as well as contractual provisions relating to confidentiality and related matters. We have been granted numerous patents on our "R/S" and "FE" series technology both in the United States and several foreign countries, and we have additional patent applications pending, both domestically and abroad. However, we cannot assure you that our patents will provide a competitive advantage against competitors with similar technology, or that our competitors will not challenge the validity of our patents. In addition, we cannot give you any assurance that our competitors will not attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In such event, our safeguards may not provide adequate remedies. In the event that we become involved in litigation to enforce our proprietary rights, the length and cost of such litigation may divert management's attention with no guarantee of success. In addition, although we believe that we are not infringing upon the proprietary rights of others, our competitors may allege such infringement. In such event, we could incur monetary damages and/or be enjoined from making or selling our products. We have obtained insurance in the sum of $500,000 with a 25% co-payment provision, to cover legal fees and expenses in prosecuting and/or defending our patents.

We must comply with many governmental regulations.

		Generally, we must obtain governmental clearance before marketing our products in the United States and most foreign countries. The process of obtaining the required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include limitations on the approved uses of a product. If we fail to comply with applicable regulatory requirements we may incur fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. If we fail to receive clearances to commence clinical studies or to market products, it would adversely affect the results of our future operations.
Our manufacturing processes are also subject to stringent federal, state and local regulations. We must comply with regulations regarding the use, generation, manufacture, storage, handling and disposal of certain materials and wastes, and regarding the manufacture, testing, labeling, record keeping, and storage of diagnostic devices.

Our business may be adversely affected by changes in government regulations.

	In recent years, the government has implemented reductions for Medicare reimbursements for capital equipment. We believe that this has caused some doctors and hospitals to reduce the number of tests that they perform, thus diminishing the relative cost-effectiveness of our products. In addition, many hospitals have imposed more intense reviews of capital acquisitions. Although the foregoing developments may adversely affect our sales, we believe our products are cost-effective regardless of reimbursement policies.

We are dependent on subcontractors for the production of our products.

		We rely on subcontractors to manufacture certain components of our products, based on our specifications. The risks associated with reliance on
subcontractors include: 	subcontractors may fail to meet our requirements for
quality, quantity, timeliness, or pricing; our contracts with subcontractors may expire and we may not be able to renew the contracts; and

although we have developed alternate qualified vendors for our critical raw materials and supplies, we may not be able to find or obtain additional substitute vendors, if required.

We expect to continue to incur substantial marketing costs.

		We currently market our products through regional sales managers in North
America and through independent distributors in several foreign countries.
We have incurred and expect to continue to incur substantial costs in connection with marketing and sales efforts.  However, we cannot provide assurance that our efforts will result in significantly greater product recognition or market penetration, or significantly increased levels of revenues.

We are dependent on key personnel.

		Our success is dependent upon the continued involvement of key personnel, including Todd M. DeMatteo, our Chief Executive Officer and President. If
Mr. DeMatteo left the Company, it would be difficult for us to find an adequate replacement. In addition, we must attract and retain other talented individuals in order to carry out our business objectives.  The competition for such persons is intense and there are no assurances that these individuals will be available when needed.

We are exposed to product liability risks.

		We face potential liability in connection with the use of our products. We have purchased product liability insurance in the amount of $2,000,000.  We believe that this insurance coverage is sufficient for our current business operations. However, potential claims may exceed this level of coverage. In addition, the present level of coverage may not be available in the future at a reasonable cost.  A partially or completely uninsured successful claim against us could have a material adverse affect on our business.

Revenue growth may be delayed by lengthy sales and implementation cycles.

	The period between initial contact with a potential customer and the customer's purchase of our products is often long and may have delays associated with the lengthy budgeting and approval process of such potential customers.  To success fully sell our products, we must educate potential customers regarding the use and benefit of such products, which can require significant time and resources.

We must effectively manage our growth.

	To date, our growth has caused a significant strain on our management, operational, financial and other resources. Our ability to effectively manage growth will require us to improve our management, operational and financial processes and controls. The failure to effectively manage growth could materially and adversely affect our business and operating results.

The price of our common stock is volatile.

	The price of our common stock has been volatile.  For example, from January 1,
2000 to June 30, 2000 our common stock has traded as high as $9.50 per share and as low as $5.00 per share.  The price of our common stock is likely to continue to be volatile due to a number of factors, including:

-variations in operating results or growth rates;

-the introduction of new products by us or by our competitors;

-market conditions in the industry generally;

-additions or departures of key personnel; and

-general economic conditions.

We may be de-listed from Nasdaq.

		Our common stock is currently quoted on the Nasdaq SmallCap Market.  To continue to be listed on Nasdaq, we must maintain certain requirements, including:

-we must have either net tangible assets of at least $2 million, market capitalization of at least $35 million, or net income of at least $500,000 during the last fiscal year (or two of the last three fiscal years);

-we must have at least 500,000 shares in our public float (shares that are not held directly or indirectly by any officer, director or beneficial owner of more than 10% of the total shares outstanding);

-our public float must have a market value of at least $1 million;

-the minimum bid price for our common stock must be at least $1.00 per share;

-there must be at least two market-makers for our common stock; and

-there must be at least 300 holders our common stock.

In the future should we fail to satisfy one or more of the requirements, our common stock may be delisted. If our stock is delisted, and then does not become listed on another stock exchange, then it will be traded, if at all, in the over-the-counter market commonly referred to as the NASD OTC Bulletin Board and the "pink sheets." If this occurs, it may be more difficult to obtain price quotations for our common stock or to sell it.

If our common stock is delisted from Nasdaq, it could become subject to the "penny stock" rules.

	"Penny stocks" generally are equity securities with a price of less than $5.00 per share, which are not registered on certain national securities exchanges or quoted on the Nasdaq system.  If our common stock was delisted from Nasdaq, it could become subject to the SEC's penny stock rules.  These rules require broker-dealers to deliver, prior to any transaction in a penny stock, certain information to their customers and to comply with other requirements that may have the effect of reducing the level of trading activity in a penny stock and make it more difficult to sell such stock.  Although our common stock has not traded at a price below $5.00 per share since 1996, we cannot assure you that it will continue to remain above $5.00 per share.

There may be a limited market for our common stock.

	At times, there is not a high volume of trading of our common stock.  Simply stated, there have been relatively few buyers and sellers of our common stock.
A limited volume of transactions may make it difficult for a stockholder to sell our common stock.

We do not anticipate paying any dividends on our common stock in the near future.

We have not previously paid any dividends on our common stock and we do not plan on paying any dividends in the near future. We intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business. Investors who anticipate the need for immediate dividend income from their investment should refrain from the purchase of our securities.

We may issue additional shares of stock.

		We have authorized the issuance of 99,900,000 shares of common stock and
100,000 shares of Preferred Stock.  As of the date of this prospectus,
6,274,768 shares of common stock and 2,000 shares of Preferred Stock are issued and outstanding. We may issue additional shares of stock without prior stockholder approval. If we issue additional shares, existing stockholders will experience dilution in the percentage ownership of our common stock.
Existing stockholders will also experience dilution if our Preferred Stock, options or Warrants are converted into common stock.  In addition, we may issue additional shares of stock or other securities as a method of discouraging, delaying or preventing a change in control of the Company.


USE OF PROCEEDS

 	We will not receive any of the proceeds from the sale of the shares offered by this prospectus.  All proceeds from the sale of the shares covered by this prospectus will be for the account of the Preferred Stock  and Warrant holders that convert their Preferred Stock and exercise their Warrants and become selling stockholders, as described below.  See "Selling Stockholders"
and "Plan of Distribution."  However, we may receive up to $660,009.96 if the
Warrants are exercised (assuming all of the Warrants are exercised at a price of $10.071875.  All proceeds received by us from the exercise of the Warrants will be added to our working capital.

SELLING STOCKHOLDERS

	The shares covered by this prospectus have been issued or will be issued upon conversion of the Preferred Stock and the exercise of the Warrants to purchase common stock which were issued in connection with our recent private placement.
The number of shares that may be actually sold by the selling stockholders will be determined by such selling stockholders.

Pursuant to a Stock Purchase Agreement, dated as of February 7, 2000, the selling shareholders were issued 1000 shares of the Company's Series A Preferred Convertible Stock and 23,762 Warrants to purchase shares of the Company's common stock. In accordance with the terms of a Registration Rights Agreement dated as of February 7, 2000, the Company registered the shares of the its common stock underlying the Preferred Stock and the Warrants pursuant to a Registration Statement on Form S-3 (File No. 333-32496) filed with the Securities and Exchange Commission on March 15, 2000, that was declared effective on April 4, 2000. As of the date hereof, the selling shareholders have converted all of their 1,000 Series A Preferred Convertible Stock and received a total of 203,988 shares of the Company's common stock, all of such shares were subsequently sold pursuant to the Registration Statement. Further, as of the date hereof, the Selling Shareholders exercised all of their Warrants pursuant to certain cashless exercise provisions and received a total of 10,876 shares of the Company's common stock, all of such shares were subsequently sold pursuant to the Registration Statement. The following table sets forth certain information with respect to each of the selling stockholders, as of the date of this prospectus, including: (i) the name of the selling stockholder; (ii) the number of shares of common stock presently owned by the selling stockholder, (iii) the number of shares of common stock which the selling stockholder may own if all of the selling stockholder's shares of Preferred Stock are converted and all of the selling stockholder's Warrants are exercised and (iv) the number of shares of common stock that are being offered for sale for the selling stockholder's account by this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates.

                                            Number of Shares  Number of Shares
                      Number of Shares      of Common Stock   Of Common Stock
Name and Address of   of Common Stock       Owned upon full   being registered
Selling Stockholder   Owned before Offering Conversion        by this Prospectus
Number of Shares of

B.H. Capital Investments, L.P.	 0            232,765          750,000
175 Bloor Street East South                    3.71%
Tower, 7th Floor
Toronto, Ontario, Canada

Excalibur Limited Partnership   0            232,765           750,000
33 Prince Arthur Avenue                        3.71%
Toronto, Ontario, Canada%


(1) Represents the number of shares that the selling stockholder may acquire upon conversion of the Preferred Stock and the exercise of Warrants to purchase common stock and assumed conversion price of $5.00 per share. The actual conversion price of the Preferred Stock is the average of the closing bid prices for the Company's common stock for the five trading days prior to the date of conversion or $5.00 whichever is lower (the "Base Price") or the average of the two lowest closing bid prices in the 15 days prior to the date of conversion, whichever is lower. The number of shares of common stock that the selling stockholder may acquire upon conversion is equal to the sum of the number of shares of Preferred Stock to be converted times $1,000 the stated value of each share of Preferred Stock, plus 8% of such amount per year, which accrues daily while the Preferred Stock remains unconverted, divided by the conversion price. The maximum conversion price of the Preferred Stock is $5.00. Since, after December 28, 2000, there is no minimum conversion price of the Preferred Stock, the price will be the lower of $2.50 or 50% of the conversion price on December 28, 2000, if the market price of the common stock declines below the assumed conversion price, the number of shares that the selling stockholder may acquire upon conversion will increase. Such number of shares assumes: (i) the full conversion and exercise of all of the Preferred Stock and the Warrants; (ii) assumes the Preferred Stock remains unconverted for only one year; and (iii) does not take into account any additional adjustments, rights and preferences as set forth in the terms of the Series A Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of the State of Delaware on February 3, 2000.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Percentage of shares owned is based on 6,274,768 shares of common stock issued and outstanding as of the date of this prospectus.

The following table shows the number of shares of Preferred Stock owned by each selling stockholder, and the number of common shares that it may acquire upon conversion at various assumed conversion prices, and the number of common shares it may purchase upon exercise of its Warrants.

Name of                       B.H.CAPITAL          EXCALIBUR, LIMITED
Selling Stockholder           INVESTMENTS, L.P.    PARTNERSHIP


Total Number of Shares
of Series A Convertible
Preferred Stock Owned          1,000                1,000

Number of Shares of
Common Stock That May
Be Acquired Upon Conversion
of Series A Convertible
Preferred Stock at Assumed
Conversion Price
                $2.50(1)            400,000         400,000
                $5.00(1)            200,000         200,000


Number of Shares That May
Be Purchased Upon The
Exercise of Warrants(2)              32,765          32,765



(1) Such number of shares assumes: (i) the full conversion of all of the Preferred Stock; (ii) assumes the Preferred Stock remains unconverted for only 1 year from the date it was issued; and (iii) does not take into account any additional adjustments, rights and preferences as set forth in the terms of the Series A Stock Certificate of Designations with the Secretary of State of the State of Delaware on February 3, 2000.

(2) Such number of shares assumes: (i) that the selling stockholders fully exercise 32,765 Warrants each; and (ii) the exercise price of the Warrants is $10.071875.

We are registering the shares for resale by the selling stockholders in accordance with registration rights granted to the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our and their counsel in connection with this offering, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify the selling stockholders and any underwriters who may be selected by the selling stockholders against certain liabilities, including liabilities under the Securities Act, in connection with the offering. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us and our directors and officers, as well as any person controlling the Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of DiaSys in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares covered by this prospectus on the Nasdaq SmallCap, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares covered by this prospectus may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq Smallcap Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions in other ways not involving market makers or established trading markets including:
(i) direct sales to purchasers or sales effected through agents, (ii) through transactions in options, swaps or other derivatives (whether exchanged listed or otherwise), or (iii) to cover short sales. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the shares covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of DiaSys' common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell DiaSys' common stock short and deliver the shares covered by this prospectus to close out such short positions. The selling stockholders may also enter into option or ther transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares covered by this prospectus to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon for DiaSys by Rosenman & Colin LLP of New York, New York.


EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of DiaSys, for the year ended June 30, 1999, have been so incorporated in reliance on the report of Wiss & Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.




===========================================================================



        PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER DIASYS NOR ANY SELLING STOCKHOLDER HAS
AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR
ANY SALE OF THE SHARES.



TABLE OF CONTENTS

                                                  	PAGE
WHERE YOU CAN FIND MORE INFORMATION ABOUT DIASYS    		4
FORWARD LOOKING STATEMENTS                        				7
RISK FACTORS                                     					7
USE OF PROCEEDS                                 					13
SELLING STOCKHOLDERS                            					13
PLAN OF DISTRIBUTION                            					16
INDEMNIFICATION OF DIRECTORS AND OFFICERS         			17
LEGAL MATTERS                                   					17
EXPERTS                                        						18



===========================================================================
===========================================================================



1,500,000  Shares





DIASYS CORPORATION





--------------

Common Stock

--------------



PROSPECTUS





July 13, 2000




===========================================================================
DIASYS CORPORATION

REGISTRATION STATEMENT ON FORM S-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates.

Accounting fees and expenses	..........................  $     2,500.00
Legal fees and expenses............................... 		$    25,000.00
Nasdaq Stock Market listing fee.......................			$     6,682.50
Miscellaneous......................................... 		$         0.00

Total................................................. 		$    34,182.50



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Bylaws limits the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for m onetary damages for breach of their fiduciary duties as directors, except for liability(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

        Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

        We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DiaSys, arising out of such person's services as a DiaSys director or officer, any subsidiary of DiaSys or any other company or enterprise to which the person provides services at our request.

        DiaSys' Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.


ITEM 16. EXHIBITS


      Exhibit
       Number
    -----------

5.1           Opinion of Rosenman & Colin LLP

23.1         	Consent of Rosenman & Colin LLP  (incorporated in Exhibit 5.1)

23.2          Consent of Wiss & Company LLP, independent accountants.

24.1          Power of Attorney (contained on Page II-5).
---------




UNDERTAKINGS

The Company hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

	(2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this
Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on the 13th day of July 2000.

	DIASYS CORPORATION
	REGISTRANT


					By: /s/ Todd M. DeMatteo
						   Todd M. DeMatteo, President,
					 Chief Executive Officer and a Director





POWER OF ATTORNEY

	KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd M. DeMatteo as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-
in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, as amended, this
Registration Statement has been signed below on July 13, 2000 by the following persons in the capacities indicated.


/s/ Marshall A. Smith
Marshall A. Smith
Vice President of Finance and Administration and Chief Financial Officer


/s/ Conard R. Shelnut 					/s/ Dr. Robert H. Engel
Conard R. Shelnut 						Dr. Robert H. Engel
Secretary and a Director					Director

/s/ Robert P. Carroll						/s/ Anthony P. Towell
Robert P. Carroll 						Anthony P. Towell
Director 							Director





EXHIBIT 5.1


DiaSys Corporation
49 Leavenworth Street
Waterbury, CT 06702

July 13, 2000

Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by DiaSys Corporation, a Delaware corporation (the
"Company"), with the Securities and Exchange Commission.   The Registration
Statement covers the registration of 1,500,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for issuance upon conversion of the Company's Series A Convertible Preferred Stock and exercise of the Warrants as described in the Registration Statement.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the 1,500,000 shares of Common Stock have been duly authorized and, upon conversion of the Company's Series A Convertible Preferred Stock and exercise of such Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

					         By: /s/  Robert Fisher
					                          A Partner

INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
DiaSys Corporation

We consent to incorporation by reference in the Registration Statement on Form S-3 of DiaSys Corporation and subsidiaries of our report dated October 1, 1999, relating to the balance sheet of DiaSys Corporation as of June 30, 1999 and the related statements of operations, changes in stockholder's equity, and cash flows for the two years then ended. We also consent to the reference to our firm under the heading "experts" in the prospectus.



                                   WISS & COMPANY, LLP

Livingston, New Jersey
July 12, 2000